USTelematics Releases Transcript of Recent Investor Conference Call Reviewing Strategic Business Progress

CEO Details Opening of New Revenue Channels, Expanded Commission Rate for Subscription Services and Potential Partnerships

CHICAGO--(BUSINESS WIRE)--USTelematics, Inc. (OTC:UTLM), deploying proprietary technology and market-disruptive products at the forefront of the connected-car revolution, has published the transcript of the Company’s latest investor conference call, during which Chief Executive Officer Howard Leventhal further detailed for investors key strategic business progress announced in recent days, including a new commission rate that will double the Company’s revenues for activating new broadband wireless wide area network subscriptions for users of USTelematics’ proprietary Voyager™ mobile infotainment platform.

Mr. Leventhal also discussed the Company’s introduction of a unique television programming mobilecast service called 4VDO that can play on most types of 3G and 4G handheld wireless smart phones and other mobile devices. He also provided an update on USTelematics negotiations with leading automotive electronics manufacturer/distributors to bring Voyager Mobile IPTV to the marketplace.

Additionally, Mr. Leventhal discussed initiatives to significantly accelerate the Company’s ability to deliver its Voyager Mobile IPTV rear-seat infotainment hardware platform to the marketplace. USTelematics introduced its Voyager Mobile IPTV product line earlier this year at the 2008 International Consumer Electronics Show (CES). Demand for Voyager has exceeded expectations substantially, prompting USTelematics to seek an advantageous partnership with an established manufacturer/distributor to meet demand. The Company is in discussions with leading automotive electronics manufacturer/distributors.

To read the full transcript of the May 16, 2008, investor conference call, please visit http://www.trilogy-capital.com/tcp/utlm.

About USTelematics

USTelematics, Inc. (“USTelematics” or the “Company”) is engaged in the development and commercialization of next-generation, proprietary technologies to revolutionize the “wired car,” delivering high speed data and entertainment content to private and commercial vehicles. The Company is addressing high-growth opportunities in the projected $54 billion global telematics marketplace with proprietary technologies that enable a full range of voice-driven handheld and automotive mobile communications, full internet connectivity and rich infotainment options. With products that provide a full range of next-generation rear seat infotainment, USTelematics is offering an advance over the old DVD-only systems that still represent the current standard in the rear seat entertainment industry.

To learn more, please visit http://www.USTelematics.com.

For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/utlm.

To view current stock quotes and news, visit http://www.trilogy-capital.com/tcp/utlm/quote.html.

Forward-Looking Statements

The information herein contains forward-looking statements. All statements other than statements of historical fact made in report are forward-looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

Contact:
USTelematics
Howard Leventhal, 630-595-0049
howard@ustelematics.com
or
Financial Communications:
Trilogy Capital Partners
Ryon Harms, 800-592-6067 (toll-free)
ryon@trilogy-capital.com